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EXHIBIT 10.9

                            JOINT VENTURE AGREEMENT

         AGREEMENT dated the 8th day of August, 1996, by and between Weather Eye, Inc. (hereinafter referred to as WeatherEye), a corporation duly form and existing under the laws of the state of Nevada and having a New York office located at 3132 Union Boulevard, East Islip, New York 11730 and Alcohol Sensors International, Ltd. (hereinafter referred to as ASI), a corporation duly formed and existing under the laws of the state of New York and having its principal place of business located at 11 Oval Drive, Islandia, New York 11722.

         WHEREAS, WeatherEye is the owner, inventor and developer of certain technology which automatically turns on the headlights of automobiles to a certain percentage of their capacity (which is less than 100%) when the car is started 1 hereinafter referred to as a Daytime Running Light or DRL), along with other technology which automatically puts the vehicles headlights and taillight on when the windshield wipers are switched on and a twilight sentinel which automatically puts the headlights and taillights on at dusk, all within one piece of equipment, and

         WHEREAS, WeatherEye wishes to sell this product to various distributors, after market suppliers, automobile dealerships, etc., and

         WHEREAS, ASI has the expertise and ability to manufacture, market and distribute said DRL via the distribution and marketing arrangements AST presently has or is currently forming

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree an follows:

1. The parties agree that they will, to the extent possible and as otherwise outlined herein, perform all tasks pursuant to this Agreement, as a joint venture between the parties.

2. The term of this agreement shall be from the date written above, up to and Including December 31, 2000.

3. This Agreement may be extended for terms of an additional two years with the mutual consent of the parties.

4. ASI is hereby granted the exclusive right to distribute DRL to the new/used car dealers, subject to ASI maintaining a minimum numbers of DRL being distributed, in accordance with the following:

                  From the date of the Agreement through December 31, 1997
                                                             100,000 units;

                  January 1 - December 31, 1998
                                                             350,000 units;

                  January 1 - December 31, 1999
                                                             350,000 units; and

                  January 1 - December 31, 2000
                                                             200,000 units.

         In the event ASI shall fail to meet the minimum number of DRLs it must sell in order to retain its exclusivity with regard to the new/used car dealers, Weather Eye, at its sole discretion, may terminate ASI's exclusivity with regard to the new/used car dealers.



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         In the event WeatherEye shall choose to terminate ASI's exclusivity, as provided for herein, ASI shall retain the right to distribute DRL to the new/used car dealers, however, this right shall not be exclusive to ASI.

         5. ASI shall be granted the Manufacturing rights to the DRL in the territory of the United States of America and Canada, for the term of this Agreement, with regard to the exclusive market that it has been granted. ASI may perform the manufacturing of the product itself or may subcontract this manufacturing obligation to any of the contract manufacturers it presently uses for ASI's products. In the event ASI subcontracts the manufacturing of the product, ASI shall remain liable for the workmanship of the manufacturer.

         6. In consideration for the performance of the manufacturing of the DRL, ASI Shall be paid, from the profits of the joint venture, the sum of three ($3.00) dollars for the first 200,000 DRL manufactured and sold and the SUM of two ($2.00) per every DRL manufactured and sold thereafter.

         7. The geographic area for the exclusive marketing and distribution of the Product the subject of this Agreement, shall be limited to the United States of America and Canada. ASI, in addition to the aforementioned exclusive markets, shall also be granted the non-exclusive right to sell the DRL in other Markets which ASI may wish to market and distribute the DRL.

         8. As additional consideration of ASI undertaking the cost and responsibility of the manufacturing of the DRL, the parties agree that from the date of this Agreement through December 31, 1996 (up to a maximum of the first 15,000 units sold), unless otherwise agreed by the parties, ASI shall be entitled to all but fifteen ($15.00) dollars of the not profit received as a result of ASI's sale of Weather Eye under this Agreement.

         9. After December 31, 1996 and throughout the remaining term of this Agreement, including extensions or renewals of this Agreement, the parties shall share the net profits from the joint venture an a 52/48 basis, with the majority share being paid to ASI.

         10. The parties shall both be responsible for the arrangement of markets for distribution of the DRL and shall work in conjunction with one another to achieve the maximum number of outlets and sources of distribution.

         11. The parties shall coordinate their efforts and will agree upon the sales material, brochures and packaging of the DRL units. In the event of a disagreement between the parties with regard to the contents of same, ASI shall have the final decision.

         12. Throughout the term Of this Agreement, ASI may use the trademark of Weather Eye, for which a trademark application has been filed by Weather Eye, with respect to sales material, brochures, packaging and the production of the DRL.

         13. This Agreement shall not apply to the original equipment manufactures market, which shall remain the sole and exclusive property of Weather Eye. Upon demonstration to Weather Eye by ASI of ASI's ability to assist in the creation of the original equipment manufactures market, the parties may subsequently include said market within the confines of this Agreement by a subsequent amendment hereto.

         In the event Weather Eye in successful in entering the original equipment market, ASI shall receive a royalty payment equal to one (it) percent of the gross profit from the sales of Weather Bye to that market. This royalty payment shall be applicable only to the territory to which ASI has been granted the exclusive marketing rights pursuant to this Agreement and any amendments hereto.


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         14. Weather Eye presently has royalty agreements with engineers employed by Weather Eye who were instrumental in the development of the DRL. Weather Eye has disclosed the terms of these royalty agreements to ASI and the parties agree that the royalty payments to be made pursuant to these agreements shall be paid from the overall net profit realized by the joint venture prior to the parties sharing the net profits, as specified in paragraph 8 above.

         15. During the term of this Agreement and for a period of two (2) years after the term of this Agreement or any extensions thereof, ASI agrees not to manufacture, distribute, sell, promote, market or otherwise become involved or affiliated with any other person, company or other entity that manufactures, distributes, sells, promotes or market a product that in competitive to that of the DRL without the written consent of Weather Eye.

         During the term of this Agreement and for a period of two (2) years after the term of this Agreement or any extensions thereof, Weather Eye agrees not to manufacture, distribute, sell, promote, market or otherwise become involved or affiliated with any person, company or other entity that manufactures, distributes, sells, promotes or markets a product that in competitive to that of ASI's without the written consent of ASI.

         16. Weather Eye way terminate this Agreement if ASI shall fail to meet any of the material provisions of this Agreement or if any of the representations contained herein by ASI are found to be false . In the event weather Eye elects to terminate this Agreement, it shall provide ASI with written notice of such election sixty (60) days prior to the termination date.

         ASI may terminate this Agreement if Weather Eye shall fail to meet any of the material provisions of this Agreement or if any of the representations contained herein are found to be false. In the event ASI elects to terminate this Argument, it shall provide Weather Eye with written notice of such election sixty (60) days prior to the termination date.

         17. The invalidity of any provision of this Agreement shall not effect the validity of any other provision. In the event that any provision is held to be invalid by a court of law, that provision shall be stricken from the Agreement and the parties agree that the remaining provisions of this Agreement shall remain in full force and effect as if the stricken provision had never been included in thin Agreement.

         18. This Agreement contains the entire understanding between the parties hereto and that it supersedes all other agreement, oral or written, that may exist between the parties with respect to the subject matter contained herein. The parties stipulate and agree that they have made no other representations other than those as set forth in this Agreement and that each acknowledges that they have not relied upon any other representation other than those as get forth herein. The parties further represent that this Agreement was jointly constructed and drafted and that each party has relied upon its own judgment and business expertise in entering this Agreement.

         19. Neither party to this Agreement may assign their respective rights or obligations under this Agreement, except as provided for herein, without the express written consent by the other party. Any unauthorized assignment shall be invalid, null and void and shall render this Agreement terminated.

         20. All notices, demands and requests shall be given in writing and shall be delivered by certified mail, return receipt requested to the other party at the address shown above, unless otherwise notified by the parties.

         21. Any amendment, modification, changes, subsequent terms or extensions to this Agreement shall only be effective when they are signed by both parties to this Agreement.

         22. This Agreement shall be governed, enforced and interpreted in accordance with the laws of the State of New York.

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         23. Any dispute, controversy or claim arising out of this Agreement, or a breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The judgment of the arbitrator shall be final and binding between the parties. The parties agree that the venue for any adjudication proceedings shall be in Suffolk County, State of New York.

         24. The headings to the provisions of this Agreement are solely for the convenience of the parties and shall not affect the meaning of this Agreement.

         25. Provided that ASI has performed in accordance with its obligations under the terms of this Agreement to the satisfaction of Weather Eye, then Weather Eye shall grant a right of first refusal to ASI for any new products that Weather Eye seeks to distribute.

         26. Weather Eye hereby grants to ASI, the use of its corporate name in the marketing of the product in marketing literature and communications, subject to review and approval by Weather Eye. In consideration of Weather Eye granting such permission, ASI agrees not to sell, market, distribute, represent or become any way competitive with Weather Eye with regard to the product(s) which are the subject of this Agreement.

         27. Weather Eye agrees to indemnify and hold ASI harmless against any claims and liabilities that are found to be directly caused by defective design and for no other causes.

         28. ASI agrees to indemnify and hold WeatherEye harmless against any claims and liabilities that are found to be directly caused by the manufacturing of the product and for no other causes.

         29. Weather Eye agrees to indemnify and hold ASI harmless any damages, costs and expenses, including reasonable attorneys fees and court costs, resulting from any claim of patent infringement brought by another party.

         30. All rights, title and interest in WeatherEye's patents or intellectual property shall remain with Weather Eye throughout the term of this Agreement. Weather Eye represents that it has filed for a patent on the technology which is the subject of this Agreement and that this patent in currently pending in the United States Patent Office.



         IN WITNESS WHEREOF, the parties have executed this Agreement on this 8th day of August, 1996.




__________________________________________
Alcohol Sensors International, Ltd.
By:




__________________________________________
WeatherEye, Inc.
By:  Joseph M. Lively
President


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                                   AMENDMENT

       Amendment, dated the 31st day of December 1996, by and between WeatherEye, Inc. (hereinafter referred to as "WeatherEye"), a corporation duly formed and existing under the laws of the State of Nevada and having a New York office located at 110 Willard Avenue, Farmingdale, New York 11735, and Alcohol Sensors International, Ltd. (hereinafter referred to as "ASI"), a corporation duly formed and existing under the laws of the State of New York and having its principal office located at 11 Oval Drive, Islandia, New York 11722.

       WHEREAS, the parties have previously executed an agreement dated the 8th day of August 1996, wherein ASI was given the exclusive right to distribute the product of WeatherEye to the new/used car dealers in the United States, subject to ASI maintaining certain minimum quotas of distribution; and,

       WHEREAS, ASI has failed to reach those minimums as set forth in the August 8, 1996 Agreement; and,

       WHEREAS, ASI wishes to maintain its exclusivity under this prior
Agreement.

       NOW THEREFORE, in consideration of the mutual premises contained herein, the parties agree as follows:

1. Joint Venture. The parties agree that the prior Agreement will be amended such that it will no longer be considered a joint venture between the parties.

2. Exclusivity. It is agreed by and between the parties that ASI shall maintain its exclusive rights under the prior Agreement, conditioned upon ASI paying the mutually agreed legal fees of WeatherEye with regard to its patent and trademark filings.

3. Product. ASI shall be granted the right to modularize the product into various series in order to capitalize on as many markets available to it. ASI shall be responsible for all costs involved with the testing and manufacturing of such modularization of the product. A description of the product series is annexed hereto in Schedule A.

4. Profits. The profits as stated in the prior Agreement, which were to be shared on a 52/48% basis (with the majority share being paid to ASI), will be changed such that ASI will pay WeatherEye a royalty per unit sold, in accordance with Schedule B, attached hereto.

       All other terms of the Agreement dated August 8, 1996, shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Amendment on this 31st day of December 1996.



____________________________________________________
Alcohol Sensors International, Ltd.
By:    John T. Ruocco, Sr. Executive Vice President
       Secretary




_____________________________________________________
WeatherEye, Inc.
By:    Joseph M. Lively

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